TERMINATION AGREEMENT

This Termination Agreement (this "Agreement") is entered into as of September _28 , 2023, by and between HEALTHPEAK OP, LLC, a Maryland limited liability company (successor-interest to HCP, Inc., and referred to herein as "Landlord"), and PLIANT THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :
A.    Landlord and Tenant are parties to the Lease dated February 6, 2018 (the "Lease"), whereby Tenant leases approximately 32,974 rentable square feet of space (the “Premises”), consisting of the entire building located at 260 Littlefield Avenue, South San Francisco, California 94080.

B.    Concurrently herewith, HCP BTC, LLC, a Delaware limited liability company, an affiliate of Landlord’s (“Oyster Point Landlord”) and Tenant have entered into that certain Lease dated concurrently herewith (the “New Lease”), whereby Tenant is leasing approximately 100,904 rentable square feet of space in the building located at 331 Oyster Point Boulevard, South San Francisco, CA 94080.

C.    Tenant and Landlord desire to enter into this Agreement in order to provide for a full termination of the Lease as of the date that is sixty (60) days after the "Lease Commencement Date" of the New Lease (as such term shall be defined in the New Lease, the “New Lease Commencement Date”). Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease, unless expressly provided otherwise in this Agreement.
A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.

1.    Termination of the Lease. The Lease is currently scheduled to expire on June 30, 2025. Notwithstanding the foregoing, the Lease shall terminate and be of no further force or effect as of 11:59 P.M. on the date that is sixty (60) days after the New Lease Commencement Date ("Termination Date") as if such date was the expiration date of the Lease, provided that Landlord hereby agrees that Tenant shall not be obligated to pay Base Rent or Tenant’s Share of Direct Expenses in connection with the Premises from and after the occurrence of the New Lease Commencement Date. The sixty (60) day period commencing on the New Lease commencement Date and ending on the Termination Date shall be the “Move Out Period.” Landlord hereby agrees that Tenant shall have the right, upon written notice delivered to Landlord on or before March 1, 2024, to extend such Termination Date by thirty (30) days. Notwithstanding any provision to the contrary contained herein, Tenant hereby acknowledges that Tenant shall continue to be obligated to make Additional TI Allowance Payments (in the amount of $9,775.67) which Tenant is obligated to pay pursuant to the Lease until the Termination Date (including any extension of such Termination Date), but shall be relieved from its obligation to make such Additional TI Allowance Payments following the Termination Date.

2.    Surrender of Premises. Tenant hereby agrees to vacate the Premises and surrender and deliver exclusive possession thereof to Landlord on or before the Termination Date, in accordance with the provisions of the Lease, including, without limitation, the terms of Article 15 of the Lease, provided that Landlord hereby agrees that Tenant shall not be obligated to remove or restore the Tenant Improvements or any Alterations or other improvements in the Premises as of the date of this Agreement.

3.    Representations of Tenant. Tenant represents and warrants to Landlord that (a) as of the date hereof, and as of the Termination Date, there is no sublease in effect with respect to the Premises; (b) no other person, firm or entity has any right, title or interest in the Lease through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Termination Date there shall not be any, mechanic's liens or other liens encumbering all or any portion of the Premises, by virtue of any alterations or other work performed by or on behalf of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease, the representations and warranties set forth in this Section 3 shall survive the Termination Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

4.    Continuing Liability. Notwithstanding the termination of the Lease, Tenant shall remain liable, with respect to the period of its tenancy prior to the Termination Date, for the performance of all of its obligations under the Lease (provided that Tenant shall not be required to pay Base Rent or Tenant’s Share of Direct Expenses during the Move Out Period, but shall continue to be obligated to pay Additional TI Allowance Payments until the Termination Date) and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease. In the event that Tenant retains possession of the Premises, or any part thereof, after the Termination Date, then the provisions of Article 16 of the Lease shall apply.

5.    Attorneys' Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys' fees and legal costs in connection with such dispute.

6.    Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

7.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Signatures of the parties transmitted by telefacsimile or electronic mail PDF format shall be deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by telefacsimile or electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

8.    Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

9.    Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

10.    Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

11.    Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

12.    No Loan. Landlord represents that the Project is not currently subject to any ground lease or to the lien of any mortgage or deed of trust.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

LANDLORD: HEALTHPEAK OP, LLC, a Maryland limited liability company By: /s/ Scott R. Bohn Name: Scott R. Bohn Its: Chief Development Officer	TENANT: PLIANT THERAPEUTICS, INC., a Delaware corporation By: /s/Keith Cummings Keith Cummings Print Name Its: Chief Financial Officer